Exhibit 99.9

This SHARE PURCHASE AND EXCHANGE AGREEMENT, dated as of February 28, 2017 (this “Agreement”), is entered into by and between Cheniere Energy, Inc., a Delaware corporation (the “Company”), and Pacific Capital Management LLC, a Delaware limited liability company LLC (“Investor”).

RECITALS

WHEREAS, Investor owns and desires to sell, and the Company desires to purchase, the number of common shares representing limited liability company interests in Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (“CQH”), set forth below Investor’s name on the signature page to this Agreement (such shares, the “CQH Shares”) in exchange for 59,116 shares of common stock, par value $0.003 per share, of the Company (the “CEI Shares”), representing an exchange ratio of 1 CQH Share for approximately 0.5125 CEI Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company and Investor are executing and delivering this Agreement in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties herby agree as follows:

ARTICLE I

SHARE PURCHASE AND EXCHANGE; CLOSING

Section 1.1 Share Purchase and Exchange. Investor hereby agrees to, and hereby does, sell, transfer, convey, assign and deliver the CQH Shares to the Company, free and clear of all liens, and in consideration therefor, the Company agrees to, and hereby does, issue to Investor the CEI Shares.

Section 1.2 Closing.

(a) The closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Sullivan & Cromwell, LLP, 125 Broad Street, New York, New York 10004, substantially concurrently with the execution of this Agreement.

(b) At the Closing:

(i) the Investor will deliver, or cause to be delivered, the CQH Shares to the Company and an executed stock power related thereto; and

(ii) the Company will issue and deliver, or cause its transfer agent and registrar, Computershare Trust Company, N.A. (the “CEI Transfer Agent”), to issue and deliver, the CEI Shares to the Investor.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company.

The Company represents and warrants to Investor that:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company.

(c) The CEI Shares are duly authorized and, when issued pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable.

(d) The Company confirms that neither it nor any of its directors, officers or affiliates has provided Investor or its agents or counsel with any information that constitutes or might constitute material non-public information (other than the existence and terms of the issuance of the CEI Shares contemplated by this Agreement).

Section 2.2 Representations and Warranties of Investor.

Investor represents and warrants to the Company that:

(a) Investor is duly organized and validly existing under the laws of the state of its incorporation or organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Investor, and this Agreement is a valid and binding obligation of Investor.

(c) Investor has good and valid title to the CQH Shares, free and clear of all liens, encumbrances, equities or claims, and upon delivery of the CQH Shares in consideration of the CEI Shares pursuant hereto, good and valid title to the CQH Shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Company.

(d) Investor understands and agrees that the CEI Shares are being issued to Investor pursuant to the “private placement” exemption from registration provided by Section 4(a)(2) of the Securities Act. Investor is acquiring the CEI Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the Securities Act.

(e) Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits of investing in the CEI Shares, and has so evaluated the merits and risk of such investment.

(f) Investor acknowledges and understands that the Company may be in possession of material non-public information regarding the Company not known to Investor that may impact the value of the CEI Shares and that the Company is not disclosing any such information to Investor.

(g) Investor is not purchasing the CEI Shares as a result of any form of general solicitation or general advertising as such terms are used in Rule 502 under the Securities Act.

(h) Investor understands and agrees that the CEI Shares constitute “restricted securities” under the Securities Act which may be resold without registration under the Securities Act only in certain limited circumstances pursuant to an exemption from such registration in compliance with applicable federal and state securities laws.

ARTICLE III

TRANSFER RESTRICTIONS; REGISTRATION RIGHTS

Section 3.1 Restrictions. The Company and Investor agree that the CEI Shares will be uncertificated and that any book entries recording the ownership of the CEI Shares in the transfer books of the Company maintained by the Company or the CEI Transfer Agent will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”;

provided, that such legend shall not be required (i) while a registration statement covering the resale of the CEI Shares is effective under the Securities Act, (ii) following any sale of the CEI Shares pursuant to Rule 144 under the Securities Act if Investor provides the Company with a legal opinion reasonably acceptable to the Company to the effect that the CEI Shares can be sold under Rule 144 of the Securities Act or (iii) if Investor provides the Company with a legal opinion reasonably acceptable to the Company to the effect that such legend is no longer required under applicable requirements of the Securities Act. The Company will instruct the CEI Transfer Agent to place “stop transfer” instructions against a transfer of the CEI Shares while the aforementioned legending requirement is in effect.

Section 3.2 Registration Rights. As a condition and inducement to Investor’s willingness to enter into this Agreement, the Company agrees to register the CEI Shares on a continuous basis pursuant to a shelf registration statement in accordance with applicable securities laws on the terms, and subject to the conditions, set forth in Exhibit A to this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Non-Public Information. Investor agrees that none of the Company or its directors, officers, employees and affiliates shall have any liability to Investor whatsoever due to or in connection with the Company’s non-disclosure of any material non-public information that it may be in possession of, and Investor hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose any such information.

Section 4.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

(a) if to the Company, to:

Cheniere Energy, Inc.

700 Milam Street, Suite 1900

Houston, TX 77002

Attention: Sean Markowitz

Fax:          713-375-6659

Email:       sean.markowitz@cheniere.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila

         Krishna Veeraraghavan

Fax:          (212) 558-3588

Email:       aquilaf@sullcrom.com

         veeraraghavank@sullcrom.com

(b) if to Investor, to:

Pacific Capital Management LLC

11601 Wilshire Blvd, suite 1925

Los Angeles, CA 90025

Attention: Penny Bordokas

Email:       jing@jmgcapital.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 4.3 Further Assurances. Each party hereto shall do and perform and execute and deliver, or cause to be done and performed or executed and delivered (including, to the extent necessary, by causing CQH to do and perform or execute and deliver), all further acts and all other agreements, certificates, book entries, instruments, instructions and documents as may be necessary or as any other party hereto or the CEI Transfer Agent or the transfer agent of CQH may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.4 Amendments and Waivers. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by the Company and Investor. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, but only by a writing signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.5 Fees and Expenses. Except as otherwise provided in Exhibit A, each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 4.7 Governing Law and Venue; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. Each party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.2. Each party to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 4.8 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 4.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

Cheniere Energy, Inc.

By:	/s/ Zach Davis
Name: Zach Davis
Title: VP, Finance

INVESTOR

Pacific Capital Management, LLC

By:	/s/ Jonathan Glaser
Name: Jonathan Glaser
Title: Managing Member

Number of CQH Shares Sold: 115,348

[Signature Page to Share Purchase and Exchange Agreement]

Exhibit A

Registration Rights

Exhibit A

Registration Rights

PARTIES:	Cheniere Energy, Inc., a Delaware corporation (the “Company”) and Pacific Capital Management LLC (“Investor”)

REGISTRABLE SHARES:

“Registrable Shares” means (i) 59,116 shares of the Company’s common stock, par value $0.003 per share (the “CEI Common Stock”), received by Investor pursuant to the Share Purchase and Exchange Agreement, dated as of February 28, 2017, by and between the Company and Investor (the “Share Purchase and Exchange Agreement”) and (ii) any shares of CEI Common Stock received by Investor in respect thereof in connection with any stock split or subdivision, stock dividend, distribution or similar transaction.

Any such shares of CEI Common Stock shall cease to be Registrable Shares upon the earliest to occur of: (i) such shares being sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) such shares being sold pursuant to Rule 144 under the Securities Act (“Rule 144”), (iii) such shares becoming eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and (iv) such shares ceasing to be outstanding.

SHELF REGISTRATION:

Subject to Investor timely providing the Company with all information and documents reasonably requested by the Company in connection with such filing, the Company will file, as promptly as reasonably practicable, and in any event no later than thirty (30) calendar days after the date of the Share Purchase and Exchange Agreement, either (i) an amendment to the Company’s existing registration statement on Form S-3 (File No. 333-204432) or (ii) an automatic registration statement on Form S-3 to register all Registrable Shares held by Investor (including a plan and method of distribution as reasonably determined by the Company and Investor, which, for the avoidance of doubt, shall not include underwritten offerings). Such registration statement or amendment may also register sales of securities for the account of the Company or other holders.

Subject to any Blackout Period, the Company will use its reasonable best efforts to keep such registration statement continuously effective until the end of the Term.

For the avoidance of doubt, the Company shall not be required to facilitate a sale of Registrable Shares by way of an underwritten offering.

BLACKOUT PERIODS:	In the event that management of the Company determines in good faith that the registration or sale of Registrable Shares would reasonably be expected to materially adversely affect or materially interfere with any material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the Company shall be entitled to postpone the filing or the effectiveness of a registration statement, or suspend the availability of a registration statement and the prospectus contained therein for sales thereunder, for a period of up to 90 days.

A Blackout Period may not occur more than 3 times in any period of 12 consecutive months or last, together with any other Blackout Period, in the aggregate, more than 90 days in any period of 12 consecutive months.

LISTING:	The Company shall use reasonable best efforts to cause the shares of CEI Common Stock received by Investor pursuant to the Share Purchase and Exchange Agreement to be listed on the NYSE MKT.

EXPENSES:	All fees and expenses incident to the Company’s performance of its obligations under this Exhibit A (including all registration and filing fees) shall be borne solely by the Company. Investor shall pay all transfer taxes, if any, and the fees and expenses of its counsel, if any, relating to a sale of Registrable Shares.

TRANSFER OF REGISTRATION RIGHTS:	Investor may not assign its rights or obligations under this Exhibit A without the prior written consent of the Company, except that Investor may assign all or a portion of its rights under this Exhibit A to an Affiliate (as defined in Rule 405 under the Securities Act) to which Investor transfers all or any of the Registrable Shares in accordance with applicable law, and all references to “Investor” herein shall thereafter be deemed to include and apply to such Affiliate.

TERM:	The rights and obligations under this Exhibit A shall terminate on (i) the first anniversary of the date of the Share Purchase and Exchange Agreement or (ii) if earlier, the date on which Investor ceases to own any Registrable Shares.